EXHIBIT 99.2

FOR IMMEDIATE RELEASE
May 21, 2004

FOR MORE INFORMATION CONTACT
Investor Relations Department
512-404-5128

                FINANCIAL INDUSTRIES CORPORATION REPORTS RECEIPT
                   OF NASDAQ NOTICE OF ADDITIONAL DELINQUENCY


Austin, Texas, May 21, 2004 Financial Industries Corporation ("FIC") (NASDAQ:FNINE) today announced that on May 18, 2004, it received a Notice of Additional Delinquency from Nasdaq stating that the Company failed to timely file its Form 10-Q for the quarterly period ended March 31, 2004, as required by Nasdaq Marketplace Rule 4310(c) (14). This Notice of Additional Deficiency relates to the Nasdaq Staff Determination letter that was received by FIC on April 2, 2004, pertaining to the late filing of FIC's Report on Form 10-K for the year ended December 31, 2003. The Nasdaq Staff Determination letter stated that the Company's common stock was subject to delisting from The Nasdaq National Market as a result of the Company's failure to file its Form 10-K Annual Report, as required by Nasdaq Marketplace Rule 4310(c) (14).

Following receipt of the initial notification from Nasdaq, FIC requested a hearing before a Nasdaq Listing Qualifications Panel, which hearing was held on April 29, 2004. The Panel has not rendered its decision on FIC's request that Nasdaq continue the listing of the Company's common stock pending remediation of its late filings.

On May 19, 2004, FIC filed a Form 12b-25 (Notification of Late Filing) with respect to its Form 10-Q for the quarter ended March 31, 2004. In its
Notification, FIC stated that the work related to the completion of its consolidated financial statements for the year 2003 has adversely affected its ability to complete its consolidated financial statements for the quarter ended March 31, 2004, and to file its Form 10-Q for the quarter ended March 31, 2004, within the prescribed period without unreasonable effort and expense. Information regarding the status of the Company's work to complete the filing of its Form 10-K is included in FIC's Reports on Form 8-K filed on March 23, 2004, March 26, 2004, and April 23, 2004. There can be no assurance that the Listing Qualifications Panel will agree with FIC's request to continue the listing of FIC's common stock on The Nasdaq National Market.



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Statements  in this  press  release,  including  those  which may  relate to the completion of our Form 10-K for the year ended December 31, 2003, the completion of our Form 10-Q for the quarter ended March 31, 2004, FIC's ability to become current on its reporting obligations, the outcome of the Listing Qualifications Panel hearing, FIC's ability to list on the Over-the-Counter Bulletin Board, and any other expectations or anticipated events may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act and are based on a number of risks and uncertainties. If any of these risks and uncertainties materializes, actual results could differ materially from those indicated in the forward-looking statements.

For more information on FIC, go to http://www.ficgroup.com on the Internet.



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